Exhibit 99.1

MRI Interventions Announces $11 Million Private Placement

MEMPHIS, TN, January 22, 2013 – MRI Interventions, Inc. (OTCBB: MRIC) today announced it has entered into a definitive securities purchase agreement with a group of investors, including both new and existing investors, for the private placement of approximately 9.1 million shares of its common stock and warrants to purchase approximately 4.6 million shares of its common stock.  With proceeds from the private placement, MRI Interventions will continue to expand its sales and marketing efforts for its ClearPoint® Neuro Intervention System, a next generation platform for performing real-time, MRI-guided minimally invasive neurosurgery.  The proceeds will strengthen the company’s balance sheet and will enable the company to complete the commercial roll out of the ClearPoint system.

For each share being purchased, investors will receive a warrant to purchase one-half share of MRI Interventions’ common stock.   For each unit consisting of a share and warrant, the investors have agreed to pay a negotiated price of $1.20, which will result in gross proceeds to MRI Interventions of approximately $11.0 million, before deducting placement agents’ fees and estimated offering expenses.  The per share exercise price of the warrants will be $1.75, and the warrants will be exercisable for a five year period beginning on the original date of issuance.  The private placement is expected to close on or about January 25, 2013, subject to customary closing conditions.

William Blair & Company, L.L.C. acted as lead placement agent, First Analysis Securities Corporation acted as co-lead placement agent, and Brookline Group LLC acted as co-placement agent, for the transaction.

The securities offered and to be sold by MRI Interventions in the private placement have not been registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission or an applicable exemption from such registration requirements.  MRI Interventions has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock, including shares of common stock issuable upon exercise of the warrants, to be issued in the private placement.  Any resale of MRI Interventions’ securities under such resale registration statement will be made only by means of a prospectus.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor will there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About MRI Interventions, Inc.
Founded in 1998, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart.  Utilizing a hospital’s existing MRI suite, the company’s FDA-cleared ClearPoint® system is designed to enable a range of minimally invasive procedures in the brain.  MRI Interventions has a co-development and co-distribution agreement with Brainlab, a leader in software-driven medical technology, relating to the ClearPoint system.  In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace™ system to enable MRI-guided catheter ablations to treat cardiac arrhythmias, including atrial fibrillation. Building on the imaging power of MRI, the company’s interventional platforms strive to improve patient care while reducing procedure costs and times. MRI Interventions is also working with Boston Scientific Corporation to incorporate its MRI-safety technologies into Boston Scientific's implantable leads for cardiac and neurological applications.  For more information, please visit www.MRIinterventions.com.

Forward-Looking Statements
Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often can be identified by words such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would," or the negative of these words or other words of similar meaning. Forward-looking statements by their nature address matters that, to different degrees, are uncertain and involve risk. Uncertainties and risks may cause MRI Interventions' actual results and the timing of events to differ materially from those expressed in or implied by MRI Interventions' forward-looking statements. Particular uncertainties and risks include, among others: demand and market acceptance of our products; our ability to successfully expand our sales and marketing capabilities; our ability to successfully complete the development of, and to obtain regulatory clearance or approval for, future products, including our current product candidates; availability of third party reimbursement; the sufficiency of our cash resources to maintain planned commercialization efforts and research and development programs; future actions of the FDA or any other regulatory body that could impact product development, manufacturing or sale; our ability to protect and enforce our intellectual property rights; our dependence on collaboration partners; the impact of competitive products and pricing; and the impact of the commercial and credit environment on us and our customers and suppliers. More detailed information on these and additional factors that could affect MRI Interventions' actual results are described in MRI Interventions' filings with the Securities and Exchange Commission, including, without limitation, MRI Interventions’ most recent quarterly report on Form 10-Q. Except as required by law, MRI Interventions undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release to reflect any change in MRI Interventions' expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information:
MRI Interventions, Inc.
David Carlson, CFO, 901-522-9300